EXHIBIT 5.1

Cahill Gordon & Reindel LLP
32 Old Slip
New York, New York 10005

(212) 701-3000

April 26, 2024

ICON public limited company
South County Business Park, Leopardstown
Dublin 18, D18 X5R3
Ireland

Ladies and Gentlemen:

We have acted as special counsel to ICON plc, an Irish public limited company (the “Company”) and ICON Investments Six Designated Activity Company, an Irish designated activity company (the “Issuer”) in connection with the filing of a registration statement on Form F-3 (including the documents incorporated by reference therein, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the registration pursuant to the Securities Act of 1933, as amended (the “Act”), and the proposed issuance and sale from time to time pursuant to Rule 415 under the Act, together or separately and in one or more series (if applicable), of debt securities of the Issuer (the “Securities”), which will be guaranteed by the Company (the “Guarantee”).

The Securities of the Issuer are to be issued under an indenture (the “Base Indenture”) to be entered into among the Company, the Issuer and Citibank, N.A., as trustee, or another trustee selected by the Issuer and appointed under the Base Indenture or a supplemental indenture (together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have relied, without independent verification as to all matters of fact, upon certificates and written statements of officers of the Company and the Issuer and we have assumed that (i) the Registration Statement, and any amendments thereto (including any post effective amendments), will have become effective, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered  thereby, (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) the Issuer and the Company will each be validly existing and in good standing under the laws of the jurisdiction in which it is organized, (v) all corporate or other action required to be taken to duly authorize each proposed issuance of Securities and any related documentation shall have been duly completed and shall remain in full force and effect, (vi) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Issuer of such Securities and the other parties thereto in accordance with their respective organizational documents and the laws of the respective jurisdictions in which the Issuer and such other parties are organized, (vii) the Indenture shall have been duly executed and delivered by the Issuer, the Company and all other parties thereto and duly qualified under the Trust Indenture Act of 1939, as amended, (viii) the execution, delivery, issuance and performance, as applicable, by the Issuer of such definitive purchase, underwriting or similar agreement with respect to any Securities, or by the Company with respect to the Guarantee, will not constitute a breach or violation of their respective organizational documents or violate the law of the jurisdiction in which the Issuer or the Company is organized or any other jurisdiction (except that no such assumption is made with respect to the Federal laws of the United States and the laws of the State of New York) and (ix) the opinion letter of A&L Goodbody, which is being filed as Exhibit 5.2 to the Registration Statement is accurate at the time of any offer or sale of the Securities and the Guarantee of the Securities by the Company.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

When: (i) the terms and conditions of the Securities and Guarantee have been duly established by board resolution, officers’ certificate or supplemental indenture in accordance with the terms and conditions of the Base Indenture, (ii) the Base Indenture and any such board resolution, officers’ certificate or supplemental indenture has been duly executed and delivered by the Issuer of such Securities and, in the case of the Base Indenture and any supplemental indenture, the relevant trustee, and (iii) such Securities and the Guarantee have been duly executed (in the case of certificated Securities and the Guarantee), delivered and authenticated in accordance with the terms of the Indenture and issued and sold for the consideration set forth in the applicable definitive purchase, underwriting or similar agreement, such Securities will be legal, valid and binding obligations of the Issuer thereof, enforceable against the Issuer in accordance with their respective terms, and the Guarantee will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations, and assumptions:

A.          We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

B.          The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law and (iii) the effects of the possible judicial application of foreign laws.

C.          We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) any waiver (whether or not stated as such) under the Indenture or any other applicable document of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law, (iii) any waiver (whether or not stated as such) contained in the Indenture or any other applicable document of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity, (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or securities laws or due to the negligence or willful misconduct of an indemnified party, (v) any purported fraudulent transfer “savings” clause, or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We have examined and relied upon signed copies of the Registration Statement to be filed with the Commission, including the exhibits thereto. For purposes of this opinion, we have also examined and relied without investigation upon the accuracy of the opinion letter of A&L Goodbody, Irish counsel for the Issuer and the Company, dated the date hereof and filed as Exhibit 5.2 to the Registration Statement.

We hereby consent to the use of our firm’s name under the caption “Legal Matters” and to the filing of this opinion with the Commission as an exhibit to the aforesaid Registration Statement.  In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP